EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made and entered into effective as of May 15, 2015 (“Effective Date”) by and between Alpha Pro Tech, Ltd. (the “Company”) and Al Millar (the “Executive”).

Recitals

1.	Sheldon Hoffman (“Hoffman”) and Al Millar (“Millar”) founded the Company in the 1980’s.

2.     Hoffman and Millar served as the senior officers of the Company from the 1980’s until the present. Pursuant to a 1989 Agreement, Hoffman and Millar have been entitled to receive 5% of the before tax profits of the Company.

3.     From 1989 until the present Hoffman and Millar have grown and managed the business of the Company, at times reducing their compensation voluntarily to benefit the Company.

4.     The Company and Millar desire to enter into a comprehensive Employment Agreement to provide for executive compensation, including certain benefits upon termination, including termination as a result of retirement, death or disability.

5.     The Board of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive and to provide certain benefits to the Executive for prior and future performance.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Term. The Company shall employ the Executive for a term commencing as of the Effective Date hereof and continuing for five (5) years, unless earlier terminated pursuant to Section 9 hereof. The term shall commence on the Effective Date and shall be automatically renewed on each successive anniversary date of the Effective Date unless either party elects not to renew by providing notice to the other party not less than ninety (90) days prior to an anniversary of the Effective Date. Each annual renewal shall be for a period of five years. If either party elects not to renew the Agreement, the Agreement shall continue for its remaining term unless earlier terminated.

2.     Duties. The Executive will initially serve as the President of the Company and shall have such duties of an executive nature as the Board of Directors or Bylaws shall provide.

3.     Full Time; Best Efforts. The Executive shall use the Executive’s best efforts to promote the interests of the Company and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

4.     Compensation and Benefits. During the term of Executive’s employment with the Company under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)          Base Salary. The Executive will receive a salary at the rate of $601,000 annually (the “Base Salary”), payable in equal increments in accordance with the Company’s normal payroll practice. In addition, the Executive’s Base Salary may from time to time be increased, but not decreased, by the Board.

(b)          Discretionary Bonus. The Executive will be eligible for an annual bonus in the form of cash, options and/or restricted stock based upon achievement of qualitative and quantitative goals established and implemented by the Board in writing on an annual basis. Any bonus paid under the provision is within the total discretion of the Board.

(b)          Guaranteed Bonus. The Executive shall be entitled to a bonus calculated by 5% of the Company’s Earnings Before Tax (EBT), as presented in the Company’s annual Income Statement, up to a maximum annual bonus of $1,000,000.

(c)          Benefits. In addition to the Base Salary and any Bonus, the Executive shall be entitled to receive the following fringe benefits that are generally available to the Company’s executive employees in accordance with the then existing terms and conditions of the Company’s policies:

(1)          Vacation Plan in effect during period of employment or the equivalent (presently four weeks).

(2)          Alpha Pro Tech RRSP or the equivalent retirement savings plan in effect during period of employment.

(3)          Health Care Plan in effect during period of employment.

(4)          Car allowance for gas, repairs and insurance to be paid as required.

5.     Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:

(a)               The Executive will not directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b)               The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company.

(c)               Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.

(d)               All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(e)               The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.

6.     Noncompetition; Nonsolicitation. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter for four (4) years:

(a)          the Executive will not, directly or indirectly, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans to engage or is considering engaging, during or at the time of termination of the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business or is considering doing business (the “Territory”); provided however, that should a court determine that the Territory to which this Agreement applies is a different Territory, this Agreement shall be effective within the Territory so established; and

(b)          the Executive will not, directly or indirectly: (i) solicit or endeavor to entice away from the Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one (1) year period immediately prior thereto, employed by, associated with or a consultant to the Company; or, (ii) solicit or endeavor to entice away from the Company or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one (1) year period immediately prior thereto, a customer or client of, supplier to or other party having material business relations with the Company.

7.     Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5 or 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5 or 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5 or 6 herein. The foregoing provisions and the provisions of Sections 5 or 6 herein shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms. For purposes of Sections 5, 6 and 7 of this Agreement, the term “Company” shall include the Company, each of its affiliated companies, subsidiaries and parent companies, and their respective successors and assigns. In the event there is a breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

8.     Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5, 6 and 7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

9.     Termination.

(a)      General. The Executive’s employment with the Company may be terminated at any time by the Company with Cause or without Cause or in the event of the death or Disability of the Executive, pursuant to the terms hereof. Except in the instance of a termination of the Executive’s employment by the Company for Cause, the Executive shall be eligible for the Guaranteed Bonus based on full-year results, pro-rated to reflect the number of days serving as an Executive during the year of termination of employment.

(b)      Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

“Disability” means illness (mental or physical) or accident, which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company for a total of 120 days in any consecutive twelve (12) month period.

“Retire” means to voluntarily resign employment with the Company after meeting the retirement eligibility requirements contained in the Company’s RRSP. If no definition is provided or if no plan exists, Retirement eligibility shall be met by both attaining age 65 and receiving credit for ten years of Company service.

(c)      Effect of Termination for Cause. If the Executive’s employment is terminated during the term of this Agreement for Cause, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) if required by law, payments for any accrued but unused vacation time. Payments of amounts due under (i) and (ii) of this paragraph shall be made to the Executive, his estate or his designee within 30 days of termination of employment.

(d)      Termination Without Cause. If the Executive’s employment with the Company is terminated by the Company without Cause, the Company shall pay to the Executive or his designee an amount equal to 200% of Base Salary in effect at the time employment terminates as a Benefit. The benefit shall be payable in accordance with the Company’s regular payroll schedule over a twenty-four (24) month period commencing thirty (30) days after termination of employment.

(e)      Termination due to Retirement; Consulting Agreement. If the Executive shall Retire, the Company shall enter into a four year Consulting Agreement with the Executive which shall provide for the following:

(1)               A fee of 40% of the Executive’s Base Salary in effect on the date of termination. This fee shall be payable in accordance with the Company’s regular payroll schedule over a forty-eight (48) month period commencing thirty (30) days after termination of employment; provided however, the Parties intend that the Executive will operate as an independent contractor.

(2)               Payment of the Company’s share of the Executive’s medical and dental insurance premiums for the term of the Consulting Agreement as determined by the Company on an annual basis or, if continued participation is not allowed by such benefit plans or by law, payment of an equal amount to the Executive pursuant to the Company’s regular payroll schedule;

(3)               A release of the Company in form satisfactory to the Company.

(4)               An acknowledgment of the continuation of Sections 5 and 6 during the consulting period.

(5)               A requirement that the Executive devote time during normal business hours performing tasks assigned by the Company. The Company shall provide the Executive with the resources necessary to perform the tasks assigned.

(6)               Other terms consistent with the Agreement and applicable laws.

(7)               In the event of any termination by the Company without Cause during the pendency of any Consulting Agreement, Executive’s payments shall be limited to the fees due under the Consulting Agreement.

(f) Disability and Death Benefits. If the Executive dies or becomes disabled, during the term of this Agreement or during any consulting agreement entered into pursuant to this Agreement, the Company shall pay to the Executive, the Executive’s attorney in fact, estate or beneficiary, as appropriate, an amount equal to 100% of the Base Salary in effect at the time of death or disability, or termination of employment, if under Consulting Agreement. The payment shall be payable in monthly installments over a 12-month period.

10.          Survival. The provisions of Sections 5 and 6 of this Agreement shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

11.          Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

12.          § 409A.

(a)        This Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder.  With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A.  Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder.  Executive acknowledges and agrees that Employer shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause Employer to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.  For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference shall be construed to be a reference to “separation from service” within the meaning of Section 409A.

(b)        Notwithstanding any other provision of this Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and Executive is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that either Employer Entity may establish) at the time of her “separation from service,” then such payment or benefit will not be made or provided to Executive until the day after the date that is six months following Executive’s “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to Executive under this Agreement during that six-month period, but were not paid or provided because of this clause, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if Executive “separates from service” due to death or if Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to Executive’s estate as contemplated in Section 9, above.

13.          Notices. All notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received if (a) delivered personally, (b) mailed, certified mail, return receipt requested, (c) sent by nationally recognized overnight delivery service, or (d) sent via email, fax or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such email, fax or other electronic transmission:

If to the Executive, to:

Al Millar

423 Herridge Circle

Newmarket, ON

L3Y 7H7

______________________

______________________

amillar@alphaprotech.com

With a copy (which shall

not constitute notice) to:

____________________________

____________________________

____________________________

If to the Company, to:

Alpha Pro Tech, Ltd.

c/o Lloyd Hoffman

60 Centurian Drive, Suite 112

Markam, ON L3R 9R2

CANADA

Telephone: (905) 479-0654

e-mail: lhoffman@alphaprotech.com

With a copy (which shall

not constitute notice) to:

David B. Anderson

Anderson Weidner, LLC

505 North 20th Street

Financial Center, Suite 1450

Birmingham, AL 35023

Facsimile: (205) 322-3890

Telephone: (205) 324-1230

e-mail: dbanderson@andersonweidner.com

or at such other address as may have been furnished by such person in the other parties in accordance with this Section 13.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law provisions.

15.          Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

16.          Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

17.          Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment. All such verbal agreements and understandings are merged herein.

18.          Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.          No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

20.          Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

22.          Notification of New Employer. In the event that the Executive is no longer an Executive of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s obligations under this Agreement regarding confidentiality, non-competition and non-solicitation.

This Agreement has been executed and delivered as a sealed instrument as of the date first above written.

ALPHA PRO TECH, LTD.

By:	/s/ Shelly Hoffman
Shelly Hoffman
Its: CEO

/s/ Al Millar
Al Millar